Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Levi Strauss & Co. of our report dated February 5, 2019, except for the effects of disclosing earnings per share discussed in Note 18, as to which the date is February 13, 2019, and except for the effects of the stock split discussed in Note 1, as to which the date is March 5, 2019 relating to the financial statements and financial statement schedule, which appears in Levi Strauss & Co.’s Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-229630).

/s/ PricewaterhouseCoopers LLP
San Francisco, CA
July 9, 2019